AMENDMENT NO. 1 TO SECTION 382 RIGHTS AGREEMENT
THIS AMENDMENT NO. 1 (the “Amendment”), dated as of February 28, 2019, to the Section 382 Rights Agreement (the “Rights Agreement”), dated as of October 23, 2018, between Mitek Systems, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as rights agent (the “Rights Agent”, which term shall include any successor rights agent hereunder), is being executed at the direction of the Company.
WHEREAS, Section 27 of the Rights Agreement permits the Company from time to time to supplement and amend the Rights Agreement as set forth therein.
NOW, THEREFORE, in consideration of the foregoing and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
1.Amendment to Rights Agreement.
(a)    Section 1 of the Rights Agreement is hereby amended to add the following defined terms:
“Exemption Request” has the meaning set forth in Section 36.
“Requesting Person” has the meaning set forth in Section 36.
(b)    The defined term “Beneficial Owner”, “Beneficially Own” and “Beneficial Ownership” in Section 1(d) of the Rights Agreement is hereby deleted in its entirety and is replaced with the following:
“A Person shall be deemed the “Beneficial Owner” of and shall be deemed to “Beneficially Own,” or have “Beneficial Ownership” of, any securities:
(i)which such Person actually owns (directly or indirectly) or would be deemed to actually or constructively own pursuant to Section 382 of the Code and the Treasury Regulations promulgated thereunder (including any coordinated acquisition of securities by any Persons Acting in Concert (to the extent ownership of such securities would be attributed to such Persons under Section 382 of the Code and the Treasury Regulations promulgated thereunder)); or
(ii)    which are Beneficially Owned (within the meaning of the preceding clauses of this paragraph (d)), directly or indirectly, by any other Person (or any Affiliate or Associate of such Person) with which such Person (or any of such Person’s Affiliates or Associates) has any agreement, arrangement or understanding, whether or not in writing, for the purpose of acquiring, holding, voting or disposing of any securities of the Company or cooperating in obtaining, changing or influencing the control of the Company; provided that the effect of such agreement, arrangement or understanding is to treat such Person as an “entity” under Section 1.382-3(a)(1) of the Treasury Regulations.
Notwithstanding anything in this definition of Beneficial Owner to the contrary, the phrase “then outstanding,” when used with reference to a Person’s Beneficial Ownership of securities of the Company, means the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to Beneficially Own hereunder.
Notwithstanding anything in this Agreement to the contrary, to the extent not within the foregoing provisions of this paragraph (d), a Person shall be deemed the “Beneficial Owner” of, and shall be deemed to “beneficially own” or have “beneficial ownership” of, any securities which such Person would be deemed to constructively own or which would be aggregated with shares owned by such Person pursuant to Section 382 of the Code, or any successor provisions or replacement provision and the Treasury Regulations thereunder.”

(c)    A new Section 36, entitled “Process to Seek Exemption,” is hereby added to the Rights Agreement as follows:
“Section 36. Process to Seek Exemption. Any Person who desires to effect any acquisition of securities that would, if consummated, result in such Person becoming an Acquiring Person (a “Requesting Person”) may, prior to such time and in accordance with this Section 36, request that the Board grant an exemption with respect to such acquisition under this Agreement so that such Person would be deemed to be a “Grandfathered Stockholder” as defined in Section 1 for purposes of this Agreement (an “Exemption Request”). An Exemption Request shall be in proper form and shall be delivered to the Company in accordance with the notice provisions of Section 26 of this Agreement. The Exemption Request shall be deemed made upon confirmed receipt by the Company. To be in proper form, an Exemption Request shall set forth (a) the name and address of the Requesting Person, (b) the number and percentage of Common Shares then Beneficially Owned by the Requesting Person, together with all Affiliates and Associates of the Requesting Person, and (c) a reasonably detailed description of the transaction or transactions by which the Requesting Person would propose to become an Acquiring Person and the maximum number and percentage of Common Shares that the Requesting Person proposes to acquire. The Board, or a duly constituted committee of independent directors, shall make a determination whether to grant an exemption in response to an Exemption Request as promptly as practicable (and, in any event, within ten (10) Business Days) after receipt thereof; provided, that the failure of the Board (or any such committee) to make a determination within such period shall be deemed to constitute the denial by the Board of the Exemption Request. The Requesting Person shall respond promptly to reasonable and appropriate requests for additional information from the Board and its advisors to assist the Board in making its determination. The Board, or a duly constituted committee of independent directors, shall only grant an exemption in response to an Exemption Request if the Board determines in its sole discretion, or such committee determines in its sole discretion, that the acquisition of Beneficial Ownership of Common Shares by the Requesting Person, considered alone or with other transactions (including past transactions or contemplated transactions), (i) will not jeopardize or endanger the Tax Benefits of the Company, taking into account such facts and circumstances as the Board (or any such committee) reasonably deems relevant or (ii) is otherwise in the best interests of the Company. Any exemption granted hereunder may be granted in whole or in part, and may be subject to limitations or conditions (including a requirement that the Requesting Person agree that it will not acquire Beneficial Ownership of Common Shares in excess of the maximum number and percentage of shares approved by the Board), in each case, as and to the extent the Board, or a duly constituted committee of independent directors, shall determine necessary or desirable to provide for the protection of the Tax Benefits or as is otherwise in the best interests of the Company. The Exemption Request shall be considered and evaluated by the Board, or a duly constituted committee of independent directors, and the action of a majority of such directors (or such committee) shall be deemed to be the determination of the Board for purposes of such Exemption Request.”
2.    Officer’s Certificate. By executing this Amendment below, the undersigned duly appointed officer of the Company certifies that this Amendment has been executed and delivered in compliance with the terms of Section 27 of the Rights Agreement.
3.    Interpretation. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby, and all references to the Rights Agreement shall be deemed to include this Amendment.
4.    Waiver of Notice. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.
5.    Effectiveness. Upon the delivery of the executed counterparts to this Amendment, this Amendment shall become effective as of the date first written above. Except as modified by this Amendment, the Rights Agreement shall remain in full force and effect without any modification.
6.    Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that if such invalid, void or unenforceable provision affects the rights, immunities, duties or obligations of the Rights Agent under the Rights Agreement, as amended hereby, then the Rights Agent shall be entitled to resign immediately upon written notice to the Company.
7.    Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
8.    Counterparts. This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the day and year first written above.

MITEK SYSTEMS, INC.

By: /s/ Jason Gray
Name: Jason Gray Title: General Counsel

COMPUTERSHARE TRUST COMPANY, N.A.

By: /s/ Patrick Hayes
Name: Patrick Hayes Title: Vice President & Manager